                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                     BROWN & SHARPE MANUFACTURING COMPANY
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                         Brown & Sharpe Logo type/name







March 24, 1997



To the Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Brown & Sharpe Manufacturing Company to be held on Friday, April 25, 1997, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, RI.

        The accompanying formal Notice of Annual Meeting of Stockholders and Proxy Statement contain the principal items of business to be considered and acted upon at the meeting, including information about the Directors of the Company continuing in office and the three nominees for election as Directors for three-year terms. In addition to the foregoing, we will report on our progress in improving the Company's performance and on plans for positioning the Company to meet the challenges ahead. We welcome the opportunity to share our thoughts with our stockholders and look forward to your questions and comments.

        We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. Accordingly, whether or not you plan to personally attend the meeting, we urge you to mark, sign, date, and promptly return the enclosed proxy card in the return envelope.

                                            Sincerely yours,

                                            /s/Frank T. Curtin

                                            Frank T. Curtin
                                            Chairman of the Board, President and
                                              Chief Executive Officer

                     BROWN & SHARPE MANUFACTURING COMPANY
                                Precision Park
                              200 Frenchtown Road
                   North Kingstown, Rhode Island 02852-1700
                           Telephone (401) 886-2000

                             _____________________

                           NOTICE OF ANNUAL MEETING

                            _______________________

Notice is hereby given to the stockholders of Brown & Sharpe Manufacturing Company that the Annual Meeting of stockholders will be held on Friday, April 25, 1997, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, for the following purposes:

1. To fix the number of Directors at nine and to elect a class of three Directors, whose names are set forth in the accompanying Proxy Statement, to succeed the class whose term expires with this Annual Meeting of Stockholders, to serve until the year 2000 Annual Meeting of Stockholders and until their successors shall be elected and qualified.

2. To consider and act on a proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, $1.00 par value, from 17,000,000 shares to 32,000,000 shares by increasing the authorized number of shares of Class A common stock from 15,000,000 shares to 30,000,000 shares, all as more fully set forth in the accompanying Proxy Statement.

3. To approve an amendment to the Company's 1989 Equity Incentive Plan, as amended, to increase the aggregate number of shares of stock authorized for issuance and delivery in connection with awards under such Plan from 875,000 shares of Class A common stock to 1,525,000 shares, which may be either Class A common stock or Class B common stock, in each case subject to adjustment as provided in the Plan, all as more fully set forth in the accompanying Proxy Statement.

4. To ratify and approve the appointment by the Board of Directors of the firm of Ernst & Young LLP as the Company's independent accountants for the year 1997.

5. To transact such other business that may properly come before the meeting, and any adjournments thereof.

     The Board of Directors has fixed the close of business on Wednesday, March 12, 1997, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting, and any adjournments thereof. A copy of the Company's Annual Report containing financial data and a summary of operations for 1996 is being mailed to the stockholders with this Proxy Statement.

     In the event you cannot attend the Annual Meeting in person, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE SO THAT YOUR SHARES OF COMPANY STOCK MAY BE REPRESENTED AT THE MEETING.

                                      By Order of the Board of Directors,


                                      /s/James W. Hayes, III


                                      James W. Hayes, III
                                      Secretary
North Kingstown, Rhode Island
March 24, 1997

                     BROWN & SHARPE MANUFACTURING COMPANY
                                Precision Park
                              200 Frenchtown Road
                   North Kingstown, Rhode Island 02852-1700
                           Telephone (401) 886-2000


                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 1997

        This Proxy Statement and the accompanying Proxy is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brown & Sharpe Manufacturing Company (the "Company") for use at the Company's Annual Meeting of stockholders (the "Annual Meeting") to be held at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, on Friday, April 25, 1997, at 10:00 a.m., and at any adjournments thereof.

        Stockholders of record at the close of business on Wednesday, March 12, 1997, are entitled to receive notice of and to vote at the Annual Meeting. On that date, the Company had 13,202,840 shares of common stock outstanding comprised of 12,686,978 shares of Class A Common Stock, $1.00 par value (the "Class A Stock") and 515,862 shares of Class B Common Stock, $1.00 par value (the "Class B Stock"). The Company's Certificate of Incorporation provides that each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes except as otherwise provided by law or by the Certificate of Incorporation. The holders of Class A Stock are entitled to elect one Director at the Annual Meeting, and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining Directors to be elected at the Annual Meeting. Except for the foregoing and as may otherwise be provided by law or the Certificate of Incorporation, all other actions submitted to a vote of the stockholders at the meeting will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class.

        Proxies properly executed and returned will be voted at the Annual Meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominees for Directors set forth herein and FOR the proposals to amend the Company's Certificate of Incorporation, to amend the 1989 Equity Incentive Plan, and to ratify the selection of independent accountants described in this Proxy Statement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting.

         Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder personally attending the Annual Meeting may also revoke his or her proxy and vote his or her shares of stock.

         The approximate date this Proxy Statement is being mailed to stockholders is March 24, 1997.

                                    ITEM I
                             ELECTION OF DIRECTORS


         The Board of Directors proposes to fix the number of Directors at nine; to designate a class of three Directors to serve until the year 2000 Annual Meeting and until their successors have been duly elected and qualified (the "2000 Class"); and to elect Messrs. Frank T. Curtin, Paul R. Tregurtha, and Harry A. Hammerly, all of whom are currently members of the Board and who have consented to stand for election to the 2000 Class. The Board has nominated Mr. Hammerly for election by the holders of Class A Stock and Messrs. Curtin and Tregurtha for election by the holders of Class A Stock and Class B Stock, voting together as a single class.

         Information is furnished below with respect to the nominees for election to the 2000 Class as well as the Directors continuing in office. Henry
D. Sharpe, III is the son of Henry D. Sharpe, Jr., a significant stockholder of the Company (see Table on Page 5) and former Chairman of the Board of Directors who retired from the Board on October 25, 1996. Messrs. Harry A. Hammerly (a nominee for election to the Board), Roger E. Levien, and J. Robert Held were elected Directors by the Board of Directors on October 25, 1996 pursuant to provisions of the by-laws of the Company to fill the unexpired terms of office of Alberto de Benedictis, Vincenzo Cannatelli, and Enrico Albareto, respectively, who resigned from office on such date following the sale in a public offering by Finmeccanica S.p.A. in October of 1996 of substantially all of its shares of Class A Stock. (See discussion "Certain Relationships and Related Transactions".)

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. CURTIN, TREGURTHA, AND HAMMERLY.



    NAME (AGE)                           YEAR FIRST
(BOARD COMMITTEE                         ELECTED A                    PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND
   MEMBERSHIP)                            DIRECTOR                    DIRECTORSHIPS IN PUBLIC REPORTING AND OTHER COMPANIES
-------------                            ----------                   -----------------------------------------------------

NOMINEES FOR ELECTION TO OFFICE
-------------------------------
For Terms Expiring in 2000
--------------------------


FRANK T. CURTIN (62)                        1995                      Chairman of the Board of Directors since October 1996
(Chairman, Executive Comm.                                            and President and Chief Executive Officer since May 2,
Corporate Development Comm.)                                          1995; from January 1992 to May 1995, Vice President,
                                                                      National Center for Manufacturing Sciences, a research and development organization, Ann Arbor, MI; from 1989 to
                                                                      May 1995, President, Curtin & Associates, a software
                                                                      development company, Santa Barbara, CA and Ann Arbor, MI.

PAUL R. TREGURTHA (61)                      1984                      Chairman of the Board and Chief Executive Officer,
(Executive, Salary, and Chairman                                      Mormac Marine Group, Inc., Stamford, CT, a marine
Corporate Development Comm.)                                          transportation company; Director, Fleet Financial Group,
                                                                      Inc., a bank holding company; Director, FPL Group, Inc.,
                                                                      a utility company; Trustee, Teachers Insurance and
                                                                      Annuity Assoc.; Chairman, Moran Transportation Company,
                                                                      and Vice Chairman, Interlake Steamship Company,
                                                                      Greenwich, CT, both marine transportation companies.



    NAME (AGE)                           YEAR FIRST
(BOARD COMMITTEE                         ELECTED A                    PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND
   MEMBERSHIP)                            DIRECTOR                    DIRECTORSHIPS IN PUBLIC REPORTING AND OTHER COMPANIES
-------------                            ----------                   -----------------------------------------------------

HARRY A. HAMMERLY (63)                      1996                     Former Executive Vice President, 3M Company, a manufacturer of
(Chairman, Audit Comm.)                                              industrial, consumer, and health care products, Executive Vice
                                                                     President, International Operations from September 1991 until his retirement in July 1995, Executive Vice President,
                                                                     Industrial Sector, from May 1989 to September 1991, employed by
                                                                     3M Company from June 1995; Director, Apogee Enterprises, Inc., a fabricator and distributor of glass; Director, BMC
                                                                     Industries, Inc., a manufacturer of precision etched products and vision lenses; Director, Cincinnati Milacron, Inc., a
                                                                     manufacturer of industrial machinery and cutting tools;
                                                                     Director, the Geon Company, a manufacturer of PVC resins and compounds; Director, Red Wing Shoe Company, a privately held manufacturer of shoes and boots.

DIRECTORS CONTINUING IN OFFICE
------------------------------
Terms Expiring in 1999
---------------------

JOHN M. NELSON (65)                         1975                     Chairman of the Board, Wyman Gordon Company, Worcester, MA,
(Audit and Salary Comm.)                                             manufacturer of forgings and castings, since May 1994 and
                                                                     Chairman and Chief Executive Officer from May 1991 to May 1994;
                                                                     Chairman of the Board, The TJX Companies, Inc., an off price specialty apparel retailer, since June 1995; until October
                                                                     1990, Chairman of the Board and Chief Executive Officer, Norton
                                                                     Company, Worcester, MA, manufacturer of abrasive and ceramic products; Director, Cambridge Biotech Company, a biotechnology firm; Director, Commerce Holdings Inc., a holding company for a property and casualty insurance company; and, Director, Stocker
                                                                     & Yale Manufacturing Company, a specialty products company.


RUSSELL A. BOSS (58)                        1990                     President and Chief Executive Officer and a Director, A. T.
(Executive and Chairman,                                             Cross Company Lincoln, RI, manufacturer of fine writing
Salary Comm.)                                                        instruments; Trustee, Eastern Utilities Association; Boston,
                                                                     MA.


ROGER E. LEVIEN ( 61)                       1996                     From January 1992 to the present, Vice President, Strategy and
(Corporate Development Comm.)                                        Innovation, Xerox Corporation, Stamford, CT, manufacturer of document and office technology equipment.


Terms Expiring  in 1998
------------------------

HOWARD K. FUGUET (59)                       1990                     Partner of the law firm of Ropes & Gray, Boston, MA.
(Audit and Corporate
Development Comm.)


HENRY D. SHARPE, III (42)                   1992                     Co-founder and Technical Director, Design Lab, Inc.,
 (Audit Comm.)                                                       Providence, RI, a multi-disciplinary product design firm
                                                                     specializing in research and design of new products, re-design of existing products, and engineering management services.

J. ROBERT HELD (58)                         1996                     Currently a consultant to the computer industry; from 1988 to
(Salary Comm.)                                                       1995 President and Chief Executive Officer and a Director of
                                                                     Chipcom Corporation, Southborough, MA, a computer
                                                                     communications company; from 1984 to 1988 Vice President,
                                                                     Division General Manager and from 1980 to 1984 Vice President,
                                                                     Sales and Service, Genrad, Inc., Concord, MA, a manufacturer of test equipment for the electronics industry.

                             GENERAL INFORMATION
                      RELATING TO THE BOARD OF DIRECTORS

    The Board of Directors, which held five regular meetings and two special meetings in 1996, maintains a standing Executive Committee, composed of Messrs. Curtin, Boss, and Tregurtha, which has substantially all of the powers and authority of the Board of Directors when the full Board is not in session. The Executive Committee did not meet in 1996. The Board of Directors also maintains standing committees on audit ("Audit Committee"), corporate development ("Corporate Development Committee") and compensation ("Salary Committee"), each of which is composed exclusively of non-employee Directors. The Board does not have a standing Nominating Committee. During 1996, each of the Directors, except for Mr. Albareto, who resigned in October 1996 following the sale by Finmeccanica S.p.A. of substantially all of its shares of Class A Stock, participated in 75% or more of the aggregate number of meetings of the Board and of the committees on which he is a member.

    The Audit Committee, whose members are Messrs. Hammerly, Fuguet, Sharpe III, and Nelson, recommends to the Board of Directors, for approval by the stockholders, the appointment of a firm of independent certified public accountants to audit the Company's financial statements. The Audit Committee also meets with the independent accountants and the Company's Chief Financial Officer to review the scope and results of the audit, the scope of audit and non-audit services, the range of audit and non-audit fees, any proposed changes in accounting policies, practices, or procedures, including those relating to the Company's internal accounting controls, and the Company's financial statements to be included in the Company's Annual Report to Stockholders and other related matters. The Audit Committee met two times in 1996.

    The Corporate Development Committee, whose members are Messrs. Curtin, Fuguet, Tregurtha, and Levien, considers matters concerning the relationship between the Company and its stockholders, including offers to purchase outstanding Company stock, acquisition proposals, and other matters which could affect the existence of the Company as an independent company or otherwise affect the control of the Company. The Corporate Development Committee did not hold any meetings in 1996.

    The Salary Committee, whose members are Messrs. Boss, Tregurtha, Nelson, and Held, performs a periodic review of the appropriate salaries and compensation plans for the Executive Officers and other key management personnel of the Company and administers the Amended Profit Incentive Plan, the 1989 Equity Incentive Plan, and the Key Employees' Long-Term Deferred Cash Incentive Plan. The Salary Committee met five times in 1996. See "Compensation Committee Report".

    As compensation for services rendered during 1996, the Company paid each non-employee Director an annual retainer of $10,000, a fee of $800 for each Board meeting attended, a fee of $400 for each teleconference meeting which lasted more than one-half in duration, and a fee of $500 for each Committee meeting attended ($200 if held on the same day as a Board meeting). Directors who are members of the Audit Committee also receive an additional $1,000 in their annual retainer fee.

    Mr. Tregurtha has elected to defer 50% of his Director's fees under a deferred stock equivalent unit contract with the Company dated September 3, 1987 pursuant to which all fees earned after that date were to be converted into deferred stock equivalent units based on the market value of the Company's stock on each fee payment date. Under such contract dividend equivalents in amounts and timing equal to any cash dividends paid on the Company's outstanding stock are similarly converted into additional stock equivalent units. The Company paid no cash dividends on its stock in 1996. Mr. Tregurtha's contract matures on October 1, 2005 or the earlier date of death or other termination of Mr. Tregurtha as a Director. The contract was amended in 1992 to provide that fee amounts deferred after May 1, 1991 (including any dividend equivalent amounts) shall be payable on maturity only in cash, with amounts deferred prior to such date payable in cash or shares of Company Class A Stock.

    The law firm of Ropes & Gray, Boston, Massachusetts, of which Mr. Fuguet is a partner, has provided legal services to the Company since 1957.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

1. Security Ownership of Certain Beneficial Owners

    Set forth below as of March 3, 1997 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company's voting securities.

Name and Address           Title of Class                  Amount and Nature          Percent              Combined
of Beneficial Owner        of Common Stock               of Beneficial Ownership      of Class            Voting Power
-------------------        ---------------               -----------------------      --------            -----------
                                                          Direct      Indirect
                                                          ------      --------
Fiduciary Trust Company       Class A                    168,196          --              1.3%                 4.0%
   International(1)           Class B                     56,064          --             10.8%
Two World Trade Center
New York, NY  10048-0774

Henry D. Sharpe, Jr.(2)       Class A                    476,766          7,200           3.8%                11.7%
c/o Brown & Sharpe            Class B                    158,920          2,400          31.2%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Frank T. Curtin(3)            Class A                    411,147            --            3.2%                11.6%
c/o Brown & Sharpe            Class B                    166,063            --           32.1%
  Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Charles A. Junkunc(3)         Class A                     362,765           --            2.8%                 12.9%
c/o Brown & Sharpe            Class B                     194,396           --           37.6%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Robert D. Batting(3)          Class A                     311,147           --             2.4%                11.0%
c/o Brown & Sharpe            Class B                     166,063           --            32.1%
  Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Putnam Fiduciary Trust(4)     Class A                     165,758           --              1.3%                3.8%
 Company                      Class B                      52,744           --             10.2%
859 Willard Street
Quincy, MA  02169

Name and Address           Title of Class                  Amount and Nature          Percent              Combined
of Beneficial Owner        of Common Stock               of Beneficial Ownership      of Class            Voting Power
-------------------        ---------------               -----------------------      --------            -----------
                                                          Direct      Indirect
                                                          ------      --------

C. A. Delaney Capital(5)      Class A                     640,000         --             5.25%                3.5%
 Management Ltd.              Class B                       --            --              --
BCE Place, Canada Trust
Tower 161 Bay Street,
Suite 5100
P.O. Box 713,
Toronto, Ontario
Canada M5J251

Palisade Capital
Management(6)                 Class A                   612,300             --               5.0%              3.4%
 L.L.C. Class B                --                         --                --
One Bridge Plaza
Suite 695
Fort Lee, NJ  07024

_____________________________

(1) Fiduciary Trust Company International, a bank, by virtue of various investment management contracts and trust agreements with members of the Sharpe family, holds the shares of Class A and Class B Stock in the Table. See Footnote (2) below.

(2) Various members of the Sharpe family, including Henry D. Sharpe, Jr. and Henry D. Sharpe, III, a Director continuing in office, beneficially owned an aggregate of 645,286 shares of common stock of the Company comprised of 483,966 shares of Class A Stock and 161,320 shares of Class B Stock of the Company. These holdings amount to 3.7% and 31.1%, respectively, of each class of stock and represent 11.7% of the combined voting power of the Class A Stock and Class B Stock. The table includes (a) an aggregate of 168,076 shares of Class A Stock and 56,024 shares of Class B Stock held by Henry D. Sharpe, Jr.'s wife and children, including Henry D. Sharpe, III, and by trusts, of which they are beneficiaries under agreements with Fiduciary Trust Company International and under which they each have sole voting and dispositive power with respect to their shares and with respect to which Mr. Sharpe, Jr. disclaims beneficial ownership; (b) 120 shares of Class A Stock and 40 shares of Class B Stock held by the Sharpe Family Foundation, a charitable foundation, held by Fiduciary Trust Company International with whom Mr. Sharpe, Jr. shares voting power and with respect to which beneficial ownership is disclaimed; (c) 7,200 shares of Class A Stock and 2,400 shares of Class B Stock as to which Henry D. Sharpe, Jr. has neither voting nor dispositive power but as to which he is a beneficiary under a trust established under the will of Henry D. Sharpe, Sr.; and (d) 308,570 shares of Class A Stock and 102,856 shares of Class B Stock held by Fiduciary Trust Company International as to which Henry D. Sharpe, Jr. has sole voting and dispositive power .

(3) Messrs. Curtin, Junkunc, and Batting are Executive Officers of the Company and serve as co-Trustees of the Brown & Sharpe Employee Stock Ownership and Profit Participation Plan (the "ESOP"). The Table includes (i) 311,147 shares of Class A Stock and 166,063 shares of Class B Stock, which are deemed to be beneficially owned by each of the foregoing persons, but as to all of which ESOP shares (except, with respect to their own respectively vested shares of Class A Stock and Class B Stock in such plan) they disclaim beneficial ownership; (ii) shares of Class A Stock issuable upon exercise of incentive stock options held by such Executive Officers. (See II. Security Ownership of Management Footnote (4) and Aggregated Options Table.); and (iii) with respect to Mr. Junkunc, includes 5,618 shares of Class A Stock and 28,333 shares of Class B Stock held by the Company's United Kingdom Pension Plan as to which Mr. Junkunc has shared voting and investment power with respect to which Mr. Junkunc disclaims beneficial ownership.

(4) Putnam Fiduciary Trust Company acts as Trustee of the Brown & Sharpe Savings and Retirement Plan and the Brown & Sharpe Savings and Retirement Plan for Management Employees, substantially similar tax qualified 401-K savings plans covering U.S. employees (together referred to as the "SARP"), and in that capacity shares voting power with respect to the shares of Class A Stock and Class B Stock with and subject to direction from participants in the SARP as to all of which shares Putnam disclaims beneficial ownership.

(5) C. A. Delaney Capital Management Ltd., an investment manager, holds the shares for the benefit of participants in the Spectrum United Canadian Growth Fund and has sole voting and dispositive power with respect to the shares of Company stock held in such Fund.

(6) Palisade Capital Management, L.L.C, a registered investment advisor, holds the shares reported in accounts for the benefit of its clients and has sole voting and dispositive power with respect to such shares.

II.  Security Ownership of Management

        The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company's Class A Stock and Class B Stock as of March 3, 1997 by the Directors and Nominees and the named Executive Officers included in the Summary Compensation Table and all Directors and Executive Officers as a group.

Name and Address           Title of Class                  Amount and Nature          Percent              Combined
of Beneficial Owner        of Common Stock               of Beneficial Ownership      of Class            Voting Power
-------------------        ---------------               -----------------------      --------            -----------
                                                          Direct      Indirect
                                                          ------      --------

Frank T. Curtin(1)              Class A                     411,147        --               3.2%              11.6%
                                Class B                     166,063        --              32.1%

Henry D. Sharpe, III(2)         Class A                      55,145        --                *                 1.7%
                                Class B                      18,381        --               3.5%

John M. Nelson                  Class A                       1,453        --                *                  *
                                Class B                         151        --                *

Howard K. Fuguet                Class A                       1,000        --                *                  *
                                Class B                          --        --               --

Russell A. Boss                 Class A                       1,000        --                *                  *
                                Class B                          --        --               --

Paul R. Tregurtha               Class A                         705        --                *                  *
                                Class B                          13        --                *

Harry A. Hammerly               Class A                       2,000        --                *                  *
                                Class B                          --        --                --

J. Robert Held                  Class A                          --        --                --                --
                                Class B                          --        --                --

Roger E. Levien                 Class A                          --        --                --                --
                                Class B                          --        --                --

Charles A. Junkunc(1)           Class A                     362,765        --               2.8%              12.9%
                                Class B                     194,396        --              37.6%

Richard F. Paolino(3)           Class A                      94,637        --                *                  *
                                Class B                       2,323        --                *

Antonio Aparicio                Class A                      37,000        --                *                  *
                                Class B                          --        --                --


Name and Address           Title of Class                  Amount and Nature          Percent              Combined
of Beneficial Owner        of Common Stock               of Beneficial Ownership      of Class            Voting Power
-------------------        ---------------               -----------------------      --------            -----------
                                                          Direct      Indirect
                                                          ------      --------

Sergio Cappa                   Class A                         --         --              --                    --
                               Class B                         --         --              --

All Directors, Nominees
and                             Class A                  1,147,591        7,200          9.1%                 26.4%
Executive Officers as a Group   Class B                    353,544        2,400         68.8%
(21 persons)(4)

*Less than one percent (1%).
_____________________________

(1)     See Footnote (3) to I.  Security Ownership of Certain Beneficial Owners.
(2)     See Footnote (2) I.  Security Ownership of Certain Beneficial Owners.
(3)     Mr. Paolino resigned from the Company on January 31, 1997.  See Footnote
(3)     Summary Compensation Table and Employment, Severance, and Other
        Agreements.

(4) With respect to Executive Officers who are not Directors, includes (i) 77,200 shares of Class A Stock as to which certain of the Executive Officers have sole voting and investment power; (ii) 5,618 shares of Class A Stock and 28,333 shares of Class B Stock held in the Company's pension plan covering its United Kingdom employees as to which Mr. Junkunc has shared voting and investment power; (iii) 5,393 vested shares of Class A Stock and 2,832 vested shares of Class B Stock as to which certain Executive Officers have shared voting power as participants in the SARP and ESOP; and (iv) 270,499 shares of Class A Stock subject to stock options presently exercisable or exercisable within sixty (60) days of the expected March 24, 1997 date of mailing of this Proxy Statement granted to the named Executive Officers and other Executive Officers pursuant to the Company's Amended 1973 Stock Option Plan (under which no further awards can be made) and 1989 Equity Incentive Plan. (See Options and SAR Table under the heading "Executive Compensation".)

Section 16(a) Beneficial Ownership Reporting Compliance

    As required by Securities and Exchange Commission rules, the Company notes that a new director, J. Robert Held, and Messrs. Sergio Cappa, Marcus Burton, and Christopher J. Garcia, new Executive Officers of the Company, filed their Form 3 initial reports of beneficial ownership of Company securities after the due date.

Compensation Committee Report

Compensation Philosophy

    The Salary Committee of the Board of Directors (the "Committee") presents its report on executive compensation for the year 1996. Following the combination with DEA S.p.A. in late 1994 and a corporate restructuring in 1995 which included hiring a new President and Chief Executive Officer and putting into place a new senior level management team, the Committee has adopted a philosophy to link executive compensation to continued improvements in corporate performance and increases in shareholder value as measured primarily by the Corporation's stock price. The Committee's guidelines for compensation decisions are guided by the following principles:

 . To provide a competitive total compensation package that enables the Company to attract and retain the key executive talent needed to accomplish its corporate goals.

 . To integrate compensation programs with the Company's annual and long-term business objectives and strategy in order to focus executive behavior on the fulfillment of those objectives.

 . To provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of the stockholders.

    In addition, the Committee also considers in implementing its decisions the impact of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which in certain circumstances disallows compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other forms of compensation. The Committee has determined that the Corporation's incentive compensation plans should comply, to the extent practicable, with the Code's requirements for performance-based compensation to ensure that the Corporation will be entitled to full deductibility of all compensation paid under those plans.

Compensation Program

    The Committee, which is composed of outside Directors who have no interlocking relationships within the meaning of regulations of the Securities and Exchange Commission, is responsible for reviewing the Company's overall compensation program, reviewing the compensation of the Executive Officers, and administering the cash bonus, deferred cash award, and stock based bonus award plans to ensure that pay levels and incentive opportunities are competitive and, of equal importance, reflect the performance of the Company. The components of the compensation program for executives are described below.

    Base Salary. The factors considered in determining the appropriate salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives and general salary ranges for comparable positions at similar size companies or divisions within the industry. Each Executive Officer's salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors, and overall corporate results.

    Annual Incentive Compensation. Under the Company's Amended Profit Incentive Plan ("PIP"), Executive officers are eligible to receive a planned annual cash bonus of up to a specified percentage (generally 30% to 40% for Executive Officers) of base salary. At the beginning of each fiscal year, the Committee establishes for each executive a maximum aggregate percentage bonus opportunity (generally 60% for executive officers), which is comprised of separate bonus categories tied to the satisfaction of a specified, largely quantitative formula of corporation goals (e.g., net income and achievement of specific objectives). Actual bonuses paid may be above or below the amount planned depending on achievement of objectives but may not exceed 200% of the planned bonus. In order to assure that the PIP would effectively encourage and reward superior performance, the Committee in early 1996 restructured the specific performance targets comprising the overall formula for the Executive Officers to focus their content on promoting cross-divisional and inter-Company cooperation and also focusing on net income and various determinants of cash flow. In addition, up to 30% of certain executives' annual bonuses, including up to 30% for the Chief Executive Officer for 1996 (for 1995 the CEO's bonus was fixed in his May, 1995 employment agreement), were independent of the target formula and instead were subject to award at the discretion of the Committee. Bonuses under the PIP for performance in 1996 were made to a total of approximately seventy-eight executives, including thirteen Executive Officers, in the aggregate. (See information shown in the Summary Compensation Table.) For the named Executive Officers other than the Chief Executive Officer (see below), 1996 performance exceeded established performance goals and, accordingly, bonuses awarded with respect to such 1996 performance and reported in the Bonus column in the Summary Compensation Table were at the high end of the target ranges. The Committee determined to award special bonuses to certain Executive Officers, including Messrs. Curtin and Junkunc who were key contributors in the successful completion of the Company's public stock offering concluded in October of 1996.

Long-Term Incentive Awards

    Stock Options. Stock options, restricted stock, and other stock based awards granted under the Corporation's stock incentive plan for management, the 1989 Equity Incentive Plan (which has been approved by the stockholders), provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporations' stockholders. Accordingly, each executive's total compensation is significantly dependent upon stock performance. Option exercise prices are set at 100% of fair market value on the date of grant and the options expire after 10 years. The options granted by the Committee vest over a period of years, typically 50% after one year and 25% per year for the next two years, in order to encourage management continuity and better align compensation to long-term stock value. Significant awards of stock options were made in 1994 and 1995 to the Company's CEO and certain other executives including those named in the compensation table; and therefore, no awards of options were made to such persons during 1996. Awards of options for an aggregate of 70,000 shares of Class A Stock were made to three new Executive Officers not included in the table who joined the management team in 1996.

    Long-Term Deferred Cash Incentive Plan. This component of executive compensation consists of the Key Employees' Long-Term Deferred Cash Incentive Plan (the "LTDCIP"), pursuant to which the Company may make annual deferred cash awards out of a bonus "pool" calculated as a percentage (6%) of adjusted pre-tax earnings. Participants are entitled to an award credit equal to a pro rata percentage of the bonus pool based on their salary relative to the aggregate salaries of participants in the bonus pool for the award year. The Committee designated twelve Executive officers as eligible participants for the 1996 award year. Participants become vested in awards and interest accrued on their account balances on the earliest to occur of the participants death or disability, retirement from the Company at age 65, or the third anniversary of the year of each award. Participants forfeit any unvested award credits if their employment terminates. The Committee approved awards pursuant to the twelve Executive Officers participating for 1996 including those named in the Summary Compensation Table.

Compensation of Chief Executive Officer

    Mr. Curtin joined the Agreement entered into on May 2, 1995 for a term of three years, Mr. Curtin's base salary during 1995 was set at the annual rate of $300,000 (his base salary was raised to $315,000 for 1996) plus a fixed incentive bonus for 1995 of $75,000 and 10% annual contributions to a supplemental executive retirement plan and a provision for an incentive bonus for later years up to the maximum provided in the PIP in the discretion of the Committee. The agreement also provided for the grant of options of 200,000 shares of Class A common stock at fair market value on May 3, 1995.

    The Committee established Mr. Curtin's target annual cash bonus for 1996 at 40% of his salary. The Compensation Committee awarded Mr. Curtin a cash bonus under the PIP of $252,000 for 1996, representing approximately 80% of his salary. In determining Mr. Curtin's 1996 annual bonus, the Committee reviewed the Corporation's performance and Mr. Curtin's individual performance against a set of performance objectives which were approved by the Committee in early 1996. Mr. Curtin received an award credit under the LTDCIP in the amount of $105,604.

    The Committee concluded that Mr. Curtin's compensation arrangements are appropriate in light of his continuing performance as Chief Executive Officer and the significant improvements in the Corporation's profitability.

                                      Russell A. Boss, Chairman
                                      John M. Nelson
                                      Paul R. Tregurtha
                                      J Robert Held

                            Stock Performance Graph

    The following graph sets forth information comparing the cumulative total return to holders of the Company's Class A Stock over the Company's last five fiscal years beginning at the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year (the "Measuring Period") with (1) the cumulative total return of the Standard & Poor's 500 Stock Index, and (2) the cumulative total return of the Standard & Poor's Machinery (Diversified) index. The graph assumes $100 invested in December 31, 1991 in Company Class A common stock and $100 invested at the same time in each of the S&P indexes shown and assumes that all dividends are reinvested.



                         BNS                            S&P Machinery
   Date                Class A          S&P 500             Index
---------             ---------       ----------         -----------

12/31/91              100             100                 100
12/31/92               73.973         104.464              99.669
12/31/93               83.562         111.834             144.826
12/30/94               72.603         110.113             138.394
12/29/95              112.329         147.673             167.094
12/31/96              153.425         177.597             204.209


EXECUTIVE COMPENSATION

        The following table sets forth the annual and long-term compensation during each of the Company's last three fiscal years for Mr. Frank T. Curtin, the Company's Chairman of the Board, President, and Chief Executive Officer and the four other highest-paid Executive Officers (as such term is defined under rules promulgated under the Securities and Exchange Act of 1934), who were serving in such capacity as of the end of the Company's last completed fiscal year and whose earned compensation exceeded $100,000 in 1996.

                          SUMMARY COMPENSATION TABLE

                                                                     Long-Term Compensation Awards
                                                                     -----------------------------
                         Annual Compensation                           Awards          Pay-outs
---------------------------------------------------------------------------------------------------------------------------------
        (a)            (b)      (c)        (d)         (e)            (f)              (g)              (h)            (i)
                                                       Other         Restricted       Securities
                                                       Annual          Stock           Underlying                    All Other
        Name and                                       Compen-        Award(s)         Options/          LTIP        Compen-
 Principal Position    Year     Salary ($) Bonus ($)  sation ($)      ($)(6)            SARs (#)        Payouts ($)  sation ($)
---------------------------------------------------------------------------------------------------------------------------------
Frank T. Curtin(1)(7)    1996    315,000    327,000        --        --                --              --             160,364
 President and           1995    193,846     75,000    71,937        --              200,000           --              44,886
 Chief Executive         1994         --         --        --        --                --              --                 --
 Officer

Charles A. Junkunc(2)(7) 1996    218,500    181,00     --           --                --              --             116,835
 Vice President and      1995    190,000     61,332     --           --               40,000           --              43,674
Chief Financial Officer  1994    190,000     19,000     --          39,000            25,000           --              21,247

Richard F. Paolino(3)(7) 1996    235,246     45,302     --           --                 --             --              30,861
 Vice President -        1995    214,230     44,880     --           --               30,000           --              49,257
 Customer Development    1994    190,000     19,000     --           --               25,000           --              20,854

Antonio Aparicio(4)(7)   1996    255,790      89,648    --           --                    --          --              133,831
 Vice President -        1995    251,256      75,636    --           --                33,000          --               66,956
 Precision Measuring     1994    216,962      16,500    --          26,000             25,000          --               18,904
 Instruments

Sergio Cappa(5)(7)       1996    220,134      35,000     --           --                 --            --               104,578
 Vice President &        1995    137,145        --       --           --               30,000          --                35,806
 Managing Director,      1994      --           --       --           --                 --            --                  --
 DEA - Brown & Sharpe
 S.p.A.

____________________________

(1)  Mr. Curtin commenced his employment with the Company on May 2, 1995. Column
     (d) includes for 1996 a special bonus in the amount of $75,000 paid in connection with successful completion of the public stock offering in 1996. The salary shown for 1995 in Column (c) was the amount paid to him from his commencement date of employment through December 31, 1995. For 1995 the bonus amount in Column (d) was guaranteed, for the 1995 "short" year only, under his Employment Agreement and the amount in Column (e) represents payment of relocation and moving expenses. Column (i) includes amounts of $32,721 for 1996 and $19,384 for 1995 for Mr. Curtin, provided under his Employment Agreement (see Page 15), representing retirement benefits provided in excess of limitations imposed by the Internal Revenue Code on Company contributions to the named executives' SARP and ESOP retirement accounts, which are credited to a non-qualified unfunded deferred compensation Supplemental Executive Retirement Plan account (the "SERP"), and an amount of $14,742 representing the value of the 1996 year-end Company contributions to the executives SARP (4% plus Company matching contributions) and ESOP (2% in shares of Class A Stock).

(Footnotes cont'd. from previous page)

(2) Column (d) includes for 1996 a special bonus in the amount of $50,000 paid in connection with the successful completion of the public stock offering in 1996. Column (i) includes for 1996 the value of the 1996 year-end Company contributions to the executives SARP and ESOP retirement accounts in the amount of $14,742 and amounts of $6,446 for 1995 and $21,688 for 1996, including interest earned in 1996 to the executives SERP account.

(3) Column (i) includes for 1996 the value of the 1996 year-end Company contributions to the executives SARP and ESOP in the amount of $14,742 and amounts of $6,629, $8,842 and $16,119 including interest for 1994, 1995, and 1996, respectively, to the executives SERP account. Mr. Paolino resigned from employment with the Company on January 31, 1997 (see Employment Severance and Other Agreements.

(4) Mr. Aparicio is employed by Tesa - Brown & Sharpe S.A., a Swiss corporation ("Tesa:) and subsidiary of the Company. Amounts shown converted from Swiss Franc equivalent for 1996, 1995, and 1994 at the average U.S. dollar exchange rates of $.8100, $.8461, and $.7332, respectively. Column (i) includes dollar value of contributions made to Tesa - Brown & Sharpe S.A. retirement plans for Mr. Aparicio's benefit for 1994, 1995, and 1996 in the amounts of $18,904; $36,346; and $41,587.

(5) Mr. Cappa commenced his employment with DEA - Brown & Sharpe S.p.A., an Italian corporation ("DEA") and subsidiary of the Company, in May of 1995, and his compensation for such year reflects the short period of employment. Column (i) includes the values of contributions by DEA in the amounts of $25,563 and $17,581 for 1996 and 1995, respectively, to the executives statutory retirement plan. Amounts shown converted from Italian Lire equivalent for 1996 and 1995 at the average U.S. dollar exchange rates of $.00064898 and $.00061500, respectively.

(6) The table indicates the dollar value at the date of the award of restricted stock. The table set forth below provides information relating to unvested restricted stock awarded to and held by the Executive Officers listed in the above table:


                                Total Number Restricted         Aggregate Market Value
                                 Unvested Shares Held          Restricted Unvested Shares
            Name                 as of Fiscal Year-End*         Held as at Fiscal Year-End
            ----                 ---------------------          --------------------------
        Charles A. Junkunc             12,500                         $175,000
        Richard F. Paolino             10,100                         $141,400
        Antonio Aparicio               11,000                         $154,400

* The award to Mr. Paolino was made in 1992 and the awards to Messrs. Junkunc and Aparicio were made in 1992 and 1994. Restrictions lapse ratably over five (5) years from the date of award with 25% of the shares awarded vesting two years and three years, respectively, after such date and the remaining 50% of the shares vesting five (5) years after such date. The Company in 1991 omitted and has not reinstated its dividend on its Class A Stock; however, should it be reinstated, dividends would be paid on the restricted stock reported. At December 31, 1996 the closing market price of the Company's shares of Class A Stock was $14.00 per share.

(7)  Includes amounts of $112,901, $80,405, $92,244, and $79,015 for 1996 for Messrs. Curtin, Junkunc, Aparicio, and Cappa, respectively and $25,502, $24,996, $28,183, $30,610 and $18,225 for 1995 for Messrs. Curtin, Junkunc,
     Paolino, Aparicio, and Cappa, respectively, credited to a long-term deferred cash incentive plan memorandum account established for the executive beginning with the end of the 1995 fiscal year. On February 23, 1996 the Board of Directors approved, on recommendation of the Salary Committee, the Brown & Sharpe Key Employees' Long-Term Deferred Cash Incentive Plan ("LTDCIP") with effect from January 1, 1995 (see discussion in Compensation Committee Report). The LTDCIP is intended to be a non-qualified unfunded pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act. Under the LTDCIP award credits are to be made annually beginning with the 1995 year for LTDCIP participants based on one year's financial performance of the Company out of an award pool of 6% of pre-tax adjusted earnings. Participants become vested in each accrued annual award after three years subject to accelerated vesting upon a change of control (as defined) and with payout of the credited vested amounts plus interest accrued at a market rate deferred until retirement at age 65, death or disability, or earlier upon termination of employment for reasons other than cause. The amount credited to Mr. Paolino's account for 1995 and accrued interest was forfeited by him pursuant to the LTDCIP as a result of his resignation from employment, and such amount was reallocated proportionately to 1995 participants' accounts including those Executive Officers named in the Table.

STOCK OPTION/SAR GRANTS

Under the provisions of the Company's 1989 Equity Incentive Plan ("EIP"), a variety of stock and stock based awards, performance cash awards and related benefits, including stock options and stock appreciation rights ("SARs"), may be awarded to Executive Officers and other key employees of the Company and its subsidiaries. Options previously awarded and remaining outstanding under the Company's Amended 1973 Stock Option Plan (the "73 Plan"), which plan terminated on April 26, 1989 and under which no further awards can be made, are subject to being exercised by recipients and are included, if applicable, in the amounts set forth in the table below. There were no options or SARs awarded under the EIP to the Executive Officers named in the Summary Compensation Table in 1996.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table summarizes options and SARs exercised during 1996 and presents the value of unexercised options and SARs held by the named Executive Officers at fiscal year-end:

   AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES



    (a)                      (b)                          (c)                     (d)                        (e)
                                                                          Number of Securities          Value of Unexercised
                                                                        Underlying Unexercised            In-the-Money
                                                                          Options/SARs at                  Options/SARs at
                                                                        Fiscal Year-End (#)              Fiscal Year-End (#)

                          Shares
                         Acquired on                  Value               Exercisable (E)/                Exercisable (E)/
    Name                 Exercise (#)                Realized ($)         Unexercisable(U)               Unexercisable (U)
------------------------------------------------------------------------------------------------------------------------------
                                                                        (E)                (U)           (E)            (U)
                                                                        --                 --            --             --

Frank T. Curtin             None                       --               --            200,000           --           1,450,000
Charles A. Junkunc          None                       --              25,000          40,000        187,500           280,000
Richard F. Paolino          None                       --              77,999            --          433,373           --
Antonio Aparicio            None                       --              25,000          33,000        187,500           231,000
Sergio Cappa                None                       --                --            30,000           --             210,000


FOREIGN RETIREMENT PLANS

    Tesa - Brown & Sharpe S.A. ("Tesa"), one of the Company's principal foreign subsidiaries, maintains a defined contribution retirement plan required by Swiss law, pursuant to which benefits accrue on behalf of Mr. Aparicio annually in an amount equal to a percentage (based on the executive's age and on his salary) of annual compensation and under which interest accrues on accrued benefit amounts at a compound annual rate of 4%. Upon retirement, the executive is entitled to receive an annual pension in an amount equal to 7.2% of the executive's total accrued benefits, and the estimated annual pension payable upon retirement at normal retirement age under such plan is an amount equivalent to $114,433 for Mr. Aparicio. In addition, Tesa sponsors a separate defined contribution plan pursuant to which Mr. Aparicio is eligible to receive a lump-sum payment upon retirement. The estimated lump sums payable to Mr. Aparicio upon retirement under this sponsored plan at normal retirement age is an amount equivalent to $418,038. (Amounts converted at the rate of $.8100 per Swiss Franc.)

    Mr. Sergio Cappa, a corporate Vice President and Managing Director of DEA - Brown & Sharpe S.p.A. ("DEA"), an Italian company and one of the Company's principal foreign subsidiaries, is entitled to receive a statutory pension under Italian law at age sixty. Amounts contributed by DEA to such government pension scheme were $17,581 for 1995 and $25,563 for 1996 (amounts converted at the rate of $.0006489 per Italian Lira)

EMPLOYMENT, SEVERANCE, AND OTHER AGREEMENTS

    Mr. Frank T. Curtin has an Employment Agreement with the Company for a three-year term of employment commencing on May 2, 1995 in the capacity of President and Chief Executive Officer. The Agreement provides for (i) an annual base salary of $300,000 subject to increases at the discretion of the Board of Directors (which base salary was increased by the Board, effective January 1, 1996, to $315,000), (ii) a guaranteed cash incentive bonus for 1995 performance of $75,000, (iii) future cash incentive bonuses for subsequent fiscal years in an amount not to exceed the maximum amount permitted under the PIP with all or a portion thereof to be "earned out" and subject to achievement of objectives determined by the Compensation Committee of the Board (See Compensation Committee Report) and (iv) participation in other executive employee benefits. Pursuant to the Agreement, Mr. Curtin also received an award of incentive stock options disclosed in the Table on Page 12, and the Company agreed to annually contribute an amount equal to 10% of his base salary to a Supplemental Executive Retirement Plan account for his benefit. The Agreement provides that the Company may terminate his employment for a reason other than death, disability, or for cause (as defined in the Agreement) subject, however, to continuation of his base salary and benefits for the unexpired term remaining under the Agreement, but in any event not less than twelve months. No salary or benefits are continued if the employment is terminated by the Company for cause or upon death or disability. In addition Mr. Curtin has the right under the Agreement to terminate his employment following a Change of Control of the Company (as defined in the Agreement) in the event his position or job responsibilities change or the compensation and benefits reserved to him in the Agreement are not provided. In such event the Company would be required to continue to pay him the base salary and benefits in effect at the time of such termination for the unexpired term of the Employment Agreement.

    The Company has an Employment/Severance Agreement dated March 14, 1988 as amended with Richard F. Paolino, a Vice President. The Agreement provided for a term of employment, commencing upon the date of a Change of Control (as defined for the purposes in the Agreement) of the Company, which commenced on the occurrence Stock in connection with the acquisition on September 28, 1994 by the Company of DEA S.p.A. The agreement provided for certain severance payment benefits, all to be paid to Mr. Paolino in the event his employment with the Company terminated. Mr. Paolino terminated his employment with the Company on January 31, 1997. Pursuant to the Agreement, the Company made a severance payment to Mr. Paolino in February of 1997 in the amount of $319,404.

    The Company has an agreement with Charles A. Junkunc, Vice President and Chief Financial Officer, who joined the Company on May 4, 1992, to pay a severance amount to him equal to his annual salary in effect at the time of any termination (except for cause) and to continue his basic employee benefits for a one-year period in the event his employment with the Company is terminated for any reason. In addition to the foregoing, the Company is obligated to pay a bonus equal to the average of the bonus payments received by him during the three years (or such lesser period) prior to termination, pro rated according to the number of months of service during the year in which any termination occurs. Upon any termination Mr. Junkunc, if requested by the Company, is to provide consulting services to the Company for one year, with offsets against the payments to be made by the Company for any income received from other sources.

   The Company's Swiss subsidiary, Tesa - Brown & Sharpe S.A., has an employment agreement with Antonio Aparicio entered into in October 1995 which provides payment of a severance amount to Mr. Aparicio upon termination of employment equal to the salary paid to him during the twelve-month period prior to the effective date of termination.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHANGE OF OWNERSHIP OF CLASS A STOCK AND SHARE VOTING ARRANGEMENTS

   A substantial change in ownership of the common stock of the Company occurred in October of 1996 following completion of a public offering of 7,886,000 shares of Class A common stock of the Company, which included 3,305,679 outstanding shares of Class A Stock held by Finmeccanica S.p.A., an Italian corporation ("Finmeccanica"). Finmeccanica had earlier acquired 3,450,000 newly issued shares of Class A Stock from the Company as purchase consideration in connection with the acquisition by the Company in September 1994 of Finmeccanica's metrology business comprised of DEA S.p.A., now known as DEA - Brown & Sharpe S.p.A. ("DEA"), and its subsidiaries. As a result of Finmeccanica's sale of substantially all of its shares of Class A Stock in the public offering and as required by the provisions of a Shareholders Agreement entered into with the Company at the time of the acquisition, three members of the Board of Directors who were Finmeccanica shareholder representatives, Messrs. Vincenzo Cannatelli, Alberto de Benedictis, and Enrico Albareto, resigned from the Board on October 25, 1996.

   The Shareholders Agreement containing, in addition to requiring three Finmeccanica Board seats, certain provisions relating to voting Finmeccanica stock, preemptive rights to acquire newly issued shares, and restrictions on transfer of Finmeccanica's stock was terminated on the date of sale of Finmeccanica's shares of Class A Stock. An agreement between Henry D. Sharpe, Jr. (See "Security Ownership of Certain Beneficial Holders".) and Finmeccanica entered into at the time of the DEA acquisition governing the voting of their respective shares of Class A Stock for certain nominees for election to the Board was also terminated on such date. A Credit Support Agreement entered into between the Company and Finmeccanica at the time of the DEA S.p.A. acquisition, however, remains in effect. Pursuant to such Agreement, Finmeccanica has unconditionally guaranteed payment by the Company to the New York branches of Banca Commerciale Italiana and Istituto Bancario San Paolo di Torino of an aggregate of $25 million of term loan debt of the Company included in connection with the DEA acquisition coming due on September 28, 1997.


                                    ITEM 2
         AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK TO 32,000,000 SHARES, $1.00 PAR VALUE

    The Board of Directors on February 14, 1997 approved, subject to stockholder approval, and recommends that the stockholders approve an amendment of the Certificate of Incorporation of the Company to increase the authorized number of shares of common stock, $1.00 par value, of which there are two classes, Class A Stock and Class B Stock, from 17,000,000 to 32,000,000 shares by increasing the number of authorized shares of Class A Stock from 15,000,000 shares to 30,000,000 shares. The Class A Stock is listed on the New York Stock Exchange. The number of authorized shares of Class B Stock will remain at 2,000,000.

    Currently the authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, $1.00 par value per share; 15,000,000 shares of Class A common stock, $1.00 par value per share; and 2,000,000 shares of Class B common stock, $1.00 par value per share. Each share of Class A Stock entitles the holder thereof to one vote per share and each share of Class B stock entitles the holder thereof to ten votes per share except to the extent otherwise provided in the Certificate of Incorporation or in the Delaware General Corporation Law. The holders of the outstanding shares of Class A Stock are entitled under Delaware corporation law to vote as a class upon the proposed amendment to increase the number of authorized shares of such class
If the stockholders approve this amendment, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected to take place promptly after the meeting.

   At March 12, 1997 the Company had 12,686,978 shares of Class A Stock issued and outstanding, 2,270,430 shares were authorized and unissued and 42,592 shares of such class were held in the Company's treasury; and, 515,862 shares of Class B Stock issued and outstanding and 1,484,138 shares of such class were
authorized and unissued.   As of that date, an aggregate of 1,814,956 shares of
Class A Stock were reserved for issuance including 708,748 shares reserved for issuance upon exercise of outstanding options under the Company's stock plans and 53,450 additional shares available for issuance upon the further grant of options or other stock based awards under such stock plans. In addition 57,758 shares were reserved for issuance pursuant to the Company's Employee Stock Ownership and Profit Participation ("ESOP") Plan; 515,862 shares were reserved for issuance upon conversion of shares of Class B Stock; and 495,238 shares were reserved for issuance upon conversion of the Company's 9 1/4% Convertible Subordinate Debentures due December 15, 2005. Other than increasing the number of shares of Class A Stock authorized for issuance, the amendment does not alter or change the powers preferences, or special rights of the holders of shares of Class A Stock.

   The Board of Directors is empowered to provide from time to time for the issuance of one or more series of Preferred Stock, none of which is currently issued, without further stockholder action and to designate various terms and provisions with respect to each such series whether issued or not, including without limitation, the dividend rate; redemption price; terms of any sinking fund; conversion rights, if any; voting rights, if any; and rights of the holders upon liquidation. The effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Stock may not be determined until the Board of Directors specifies the rights of the holders of such Preferred Stock. However, such effects may qualify or limit the rights of holders of the Stock and might include, among other things, restricting dividends on the Stock, diluting the voting power of the Stock, impairment of the liquidation rights of the Stock, and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

    The Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Class A Stock which may be issued from time to time, without further authorization of the stockholders, in order to be able to provide for stock splits or stock dividends, stock options, and other equity incentives, to be able to take advantage of acquisition opportunities and to meet future capital needs. Following the recently completed public offering of 4,424,361 newly issued shares of Class A Stock, the number of authorized shares remaining is not adequate to meet the foregoing purposes. The New York Stock Exchange currently has a listing requirement, the effect of which is to require a listed company issuing shares of authorized but unissued stock in a transaction in an amount greater than 18.5% of its then outstanding stock to obtain prior stockholder approval.

   In addition to the foregoing uses for authorized but unissued stock, additional authorized but unissued shares of common stock might be used in the context of a defense against or response to possible or threatened hostile takeovers. For example, authorized and unissued shares of common stock or of the 1,000,000 authorized but unissued shares of Preferred Stock could be used in an effort to defeat certain takeover attempts because the issuance of additional shares (whether or not in connection with an acquisition or otherwise) could dilute the ownership interest of a substantial shareholder, increase the total amount of consideration necessary for a shareholder to obtain control or increase the voting power of friendly third parties. In 1988 the Company implemented a number of measures discussed below considered to be potential defenses to a hostile takeover of the Company.

   On April 29, 1988 the stockholders approved several actions taken by the Board of Directors which could be viewed as anti-takeover defenses. Among the actions approved were three amendments to the Company's Certificate of Incorporation, including one creating a second class of common stock, the Class B Stock, having ten votes per share; one increasing the authorized common stock from 7,500,000 to 15,000,000 shares; and one requiring that shareholders act only at a meeting (and not by written consent). In March 1988 the Company adopted a Preferred Stock Purchase Rights Plan, and in connection therewith the Company designated a new series of Preferred Stock as part of its authorized 1,000,000 shares of Preferred Stock comprised of 170,000 shares of Series A participating Preferred Stock. No shares of Series A Participating Preferred Stock have been issued. When issued, shares of Series A Participating Preferred Stock will have 100 votes per share. No distributions can be made to holders of shares of stock ranking junior, either as to dividends or upon liquidation or winding up, to the Series A Participating Preferred Stock unless prior thereto the holders of the Series A Participating Stock shall have received $100 per share plus an amount equal to accrued and unpaid dividends to the date of such payment. Following such payment, no additional distributions can be made to the holders of Series A Participating Preferred Stock unless the holders of Stock shall have received a per share "common adjustment" payment based on a formula adjustment.

   Upon the approval in 1988 of the proposal to create a class of common stock having ten votes per shares, the Board of Directors declared a dividend to holders of the existing common stock, redesignated as Class A Stock, of one share of Class B Stock for each three shares of Class A Stock. Each share of Class B Stock entitles the holder to ten votes per share on all matters, except that the holders of Class A Stock are entitled to elect one-third of the directors, with the remaining two-thirds of the directors to be elected by the combined vote of both classes of common stock and except as may otherwise be provided in the Certificate of Incorporation in the case of certain votes to approve certain business combinations and except as may be otherwise provided in the General Corporation law of Delaware. The Class B Stock is not transferable except in certain limited circumstances specified in the Company's Certificate of Incorporation, including transfers to specified family members. The Class B Stock is convertible at all times into Class A Stock on a share-for-share basis, by sending to the Company's Transfer Agent the certificate, unsigned, together with a letter indicating that such shares, or a portion thereof, are desired to be so converted. A stockholder who does not wish to complete the conversion process prior to a sale or transfer may effect a sale or transfer of the Class A Stock into which such stockholder's Class B Stock is convertible by simply delivering the certificate or certificates for such shares of Class B Stock to a broker, properly endorsed and otherwise in good order for transfer. The broker may then present the certificate or certificates to the Company's Transfer Agent which, if the transfer is otherwise in good order, will issue to the purchaser a certificate for the number of shares of Class A Stock sold or transferred.

   In addition the Board of Directors has the power to convert at any time all outstanding shares of Class B Stock into shares of Class A Stock.
Class B Stock are entitled to dividends when and as declared by the Board of Directors; however, no cash dividends may be declared on the Class unless cash dividends of at least an equal per share amount are declared and paid on the Class A Stock. Under the Company's present borrowing arrangements, the Company is prohibited from paying any dividends on its capital stock.

   Shares of authorized but unissued Class A Stock and Class B Stock may be issued from time to time by the Board of Directors without further stockholder action except as required by applicable law of the State of Delaware, under which the Company is incorporated, the Certificate of Incorporation, or the rules of the New York Stock Exchange. In that connection, the rules of the New York Stock Exchange presently do not prohibit the issuance of the previously authorized but unissued Class B Stock and such issuance will generally be permitted subject to consultation with the Exchange.

    The holders of the Company's common stock do not have preemptive rights to subscribe to shares of common stock or other securities issued by the Company. The issue of additional authorized shares of common stock may dilute the voting power and equity interest of present stockholders. The Company does not as of the date of this Proxy Statement have any plans or intentions to issue any common stock other than pursuant to share reservations in connection with the Company's existing compensation, incentive and retirement plans, the Company's outstanding convertible debentures and the Rights Plan. It is not possible to predict in advance whether the issue of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction. However, additional shares issued pursuant to employee benefit plans would tend to have a dilutive effect on earnings per share. In addition, the Company has in the past made significant acquisitions and is from time to time involved in discussions and negotiations concerning possible future acquisitions by the Company. Any such discussions or negotiations may, depending on the circumstances, not be disclosed prior to reaching a definitive agreement. Any such future acquisition could involve the issuance of additional common stock by the Company. Any issuance of additional shares of common stock would have the effect of reducing the percentage voting interest of previously outstanding common stock.

VOTE REQUIRED FOR APPROVAL

        Approval of the proposed amendment to the Company's Certificate of Incorporation described above will require the affirmative vote of a majority of the votes entitled to be cast by the holders of Class A Stock voting as a separate class and the affirmative vote of a majority of the votes entitled to be cast by the holders of Class A Stock and Class B Stock voting together as a single class.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION OF THE AMENDMENT TO INCREASE THE AUTHORIZED COMMON STOCK.


                                    ITEM 3
          APPROVAL OF AN AMENDMENT TO THE 1989 EQUITY INCENTIVE PLAN
               INCREASING THE NUMBER OF SHARES AUTHORIZED TO BE
                       AWARDED AND DELIVERED THEREUNDER

   Subject to approval by the stockholders at the 1997 Annual Meeting, the Board of Directors at its regular meeting held on February 14, 1997 approved a proposal to amend the Company's 1989 Equity Incentive Plan (the "Plan") to increase by 650,000 shares to 1,525,000 shares the aggregate number of shares of stock of the Company which may be issued and delivered upon options, restricted stock awards, or other stock-based awards granted to employees under the Plan and to provide that shares of Class B Stock may also be delivered under the Plan. The Plan, as originally approved by the stockholders at the April 28, 1989 Annual Meeting, authorized the issuance of 225,000 shares of the Company's Class A Stock and was amended by the Board of Directors on February 21, 1992 and approved by the stockholders of the Company at the 1992 Annual Meeting, to increase the number of shares authorized for delivery under the Plan by 150,000 shares, and was further amended by the Board of Directors on February 15, 1995 and approved by the stockholders at the 1995 Annual Meeting, to increase the number of shares authorized for delivery under the Plan by 500,000 shares for an aggregate of 875,000 shares of Class A Stock currently authorized for issuance.

   As of March 12, 1996, incentive stock options for a total of 719,250 shares of the Company's Class A Stock and restricted stock awards for a total of 102,300 shares of Class A Stock in each case net of forfeitures have been awarded under the Plan leaving 53,450 shares available for the granting of options, restricted stock awards or other stock-based future awards under the Plan. The Board of Directors believes that the number of shares remaining available for issuance under the Plan is insufficient to continue to fulfill the purposes of the Plan, which expires on February 24, 1999, as originally approved by the stockholders and that the number of shares authorized for delivery thereunder should be increased to 1,525,000.

   The stockholders approved at the 1995 Annual Meeting an additional amendment to the Plan approved by the Board limiting to 300,000 the number of shares that may be awarded in a stock option grant to an individual in any calendar year during the remaining term of the Plan. Section 162(m) of the Internal Revenue Code places limitations on the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer and the four other most highly compensated Executive Officers unless the compensation is performance based, as defined. For compensation attributable to stock options and stock appreciation rights to qualify as performance based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted during a specified period.

   The Directors believe that the Plan is an important means of attracting, holding and motivating key employees of the Company and that the Plan is a necessary and integral part of the Company's overall management compensation program. As noted under the heading "Compensation Committee Report" earlier in the Proxy Statement, the principal reason for the proposed increase in the aggregate number of shares deliverable under the Company's 1989 Equity Incentive Plan, as proposed for stockholder approval in this Item 3, is to have sufficient shares available to make substantial stock awards, together with mid-term cash awards (for each year in a three-year period) to the group of senior executives, principally the Executive Officers, who have the task of turning around the Company's financial performance following the acquisitions completed in 1994. To date cash performance awards have not been made under the 1989 Equity Incentive Plan. The foregoing proposed amendments will make no change to the Plan other than increasing the total number of shares authorized to be delivered under the Plan and to permit shares of Class B Stock to be delivered under the Plan. Rules of the New York Stock Exchange precluding the delivery of Class B Stock have been modified to permit such issuance, and the Board of Directors believes that it would be advisable, as was originally intended, that Class B Stock be available for this purpose.

   Set forth below is a summary of the Plan as is now in effect.

   ADMINISTRATION; ELIGIBLE EMPLOYEES. The Plan is administered by the Salary Committee of the Board, consisting of no fewer than three persons appointed by and serving on the Board of Directors, all of the members of which Committee must be by the Securities and Exchange Commission and all of whom are considered "outside directors" for purposes of Code Section 162(m) and the regulations thereunder. The Committee has full power to, among other matters, select from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants, to determine the specific terms of each grant, waive compliance with any term or condition of a grant, and with the consent of the employee, substitute one grant for another, subject to the provisions of the Equity Incentive Plan. Persons eligible to participate in the Equity Incentive Plan will be those key employees of the Company or any of its subsidiaries who are in a position to make a significant contribution to the success of the Company or its subsidiaries, as selected from time to time by the Committee. At March 12, 1996 approximately seventy-eight persons, including one Director and twelve other officers, were eligible to participate in awards under the Equity Incentive Plan.

    STOCK OPTIONS. The Plan permits the granting of options that qualify as incentive stock options under the Internal Revenue Code ("incentive options" or "ISOs") and stock options that do not so qualify ("non-statutory options"). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the shares on the date of grant (110% in case of ISOs granted to a ten percent shareholder).

    The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant (five years in the case of an ISO granted to a ten percent stockholder). The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may, in its discretion, provide that upon exercise of an option, instead of receiving shares free from restrictions under the Plan, the participant will receive shares of Restricted Stock or Deferred Stock awards. Also, if the market price of the Common Stock subject to an option exceeds the exercise price of the option at the time of exercise, the Committee may, in its discretion and upon request by an employee, cancel the option and pay to the employee an amount in cash equal to the difference between the fair market value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the option is cancelled) and the aggregate exercise price which would have been paid.

   The exercise price of options granted under the Equity Incentive Plan must be paid in full in cash or by check or other instrument acceptable to the Committee or, if the terms of the option permit (or for a non-statutory option, if the Committee permits at or after the grant of the option), by shares of Common Stock, which have been held for at least six months (unless the Committee approves in any instance a shorter period); by a promissory note payable on terms acceptable to the Committee; by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or by any combination of the foregoing, provided that the par value must be paid in cash or by check or other instrument acceptable to the Committee.

   In the event of termination of employment by reason of retirement at or after age 60 with the consent of the Company, total and permanent disability, or death, an option will thereafter be exercisable until the date the option would have terminated if the participant had remained an employee or such earlier date as may be established by the Committee either at or after grant of the award. If an optionee terminates employment by reason of retirement or total and permanent disability and thereafter dies while the option is still exercisable, the option will be exercisable until the date the option would have terminated if the participant had remained an employee or such earlier date as may be established by the Committee either at or after grant of the award.

   If an optionee terminates employment for any reason other than retirement, total and permanent disability or death, his or her options, to the extent then exercisable, will remain exercisable until the earlier of (i) the date which is three months after the date of termination of employment or such later date as may be determined by the Committee either at or after grant of the Award; and
(ii) the date on which the award would have terminated if the participant had remained an employee. However, if employment was terminated for cause (as defined in the Plan), any awards held by the optionee at the time of termination shall promptly expire.

   To qualify as incentive options, options must meet additional Federal tax requirements, including limits on the value of shares subject to incentive options that vest annually for any participant, a shorter exercise period after termination and a higher minimum exercise price in the case of certain large stockholders.

   SPECIAL LIMITATIONS APPLICABLE TO CERTAIN AWARDS. The Committee has discretion under the Plan to award options that satisfy certain performance based compensation arrangements intended to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code as well as options that are not intended to satisfy those requirements, provided such non-exempt options will not jeopardize the continued exemption under Section 162(m)(4)(C) of exempt options. Subject to adjustment and to the extent such adjustment is consistent with the continued satisfaction by exempt options of the requirements of Section 162(m)(4)(C) of the Code, the maximum number of shares of Stock for which options may be awarded under the Plan to any Participant in any calendar year is 300,000 shares. However, following the issue of final regulations under Section 162(m), the Committee has determined not to grant exempt options under the Plan. The re-grant of a cancelled option or the repricing of an option is treated as a separate award to the extent required under Section 162(m)(4)(C) of the Code.

   STOCK APPRECIATION RIGHTS. The Committee may also grant stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of unrestricted Common Stock, Restricted Stock, or Deferred Stock awards (as determined by the Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights may be granted separately from or in tandem with the grant of an option. In the case of stock appreciation rights granted in tandem with options, each stock appreciation right will be exercisable only at such time or times, and to the extent, that the related option is exercisable and will terminate upon the termination or exercise of any accompanying option. The accompanying option will terminate upon the exercise of the related stock appreciation right.

   In the event of the termination of an employee holding a stock appreciation right, the exercisability of such right will be treated in the same manner as a non-statutory option, such treatment being more fully described above.

   RESTRICTED STOCK AND UNRESTRICTED STOCK. The Committee may also award shares of Common Stock subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). The purchase price of shares of Restricted Stock shall equal the par value of those shares.

   Recipients of Restricted Stock must accept an award within 60 days of the grant of such award by written instrument and tender full payment in order to have any rights with respect to the Restricted Stock. The Committee may, at any time, accelerate the dates on which the restrictions will lapse or waive the restrictions. Generally, shares of Restricted Stock are non-transferable, and if a participant who holds shares of Restricted Stock terminates employment for any reason except retirement prior to the lapse or waiver of the restrictions, the employee must resell to the Company the shares of Restricted Stock for the amount paid for such shares, or forfeit them to the Company if no cash was paid. Prior to the lapse of restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock.

   The Committee may also grant shares (at a purchase price equal to par value) which are free from any restrictions under the Plan ("Unrestricted Stock"), in recognition of past services or in other circumstances where the Committee determines the grant to be in the best interests of the Company.

   DEFERRED STOCK. The Committee may also make deferred stock awards under the Plan ("Deferred Stock Awards"). These are awards entitling the recipient to receive shares of Common Stock in one or more installments at a future date or dates, and on such conditions as may be determined by the Committee. Except as otherwise specified in the grant or agreed to by the Committee, all such rights will terminate upon the participant's termination of employment. The Committee may at any time accelerate the time at which delivery of all or any part of the shares will take place.

   PERFORMANCE AWARDS. The Committee may also grant awards based on certain performance criteria ("Performance Awards") entitling the recipient to receive, without payment, shares of Common Stock or cash performance awards in such combinations the Committee may determine. Payment of the award may be conditional on achievement of individual, departmental or any other category of performance goals over a fixed or determinable period and such other conditions as the Committee shall determine. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Performance Award will terminate upon a participant's termination of employment.

   Any conditions in any award may be waived or modified by the Committee at any time prior to termination of employment. Cash awards have not been made under the Plan. However, as noted above, the Committee is considering a program of cash awards and stock options as incentives for the senior executives who are responsible for turning around the Company's financial performance.

   LOANS. The Company may make a loan to a participant ("Loan"), either on the date of or after the grant of any award to the participant. A Loan may be made either in connection with the purchase (whether upon exercise of an option or otherwise) of Common Stock under the award or with the payment of any Federal income tax with respect to income recognized as a result of the award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate, if any, whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

   SUPPLEMENTAL GRANTS. In connection with any award the Committee may, at the time such award is made or at a later date, provide for and grant a cash award to the participant ("Supplemental Grant") not to exceed an amount equal to (1) the amount of any Federal, state and local income tax or ordinary income for which the participant will be liable with respect to the award, plus (2) an additional amount on a grossed-up basis necessary to make the participant whole after tax, discharging all the participant's income tax liabilities arising from all payments made in connection with awards.

   DIVIDENDS AND DEFERRALS. Except as specifically provided by the Plan, the recipient of an award will not give a participant rights as a Shareholder; the participant will obtain such rights subject to any limitations imposed by the Plan or the instrument evidencing the award, upon the actual receipt of Common Stock. The Committee may permit the immediate payment or the deferral or investment of benefits in an amount equal to cash dividends which would have been paid if shares subject to an award had been outstanding at the time of payment of such dividends. It may also permit participants to make elections to defer receipt of benefits under the Plan.

   ADJUSTMENTS FOR STOCK DIVIDENDS MERGERS ETC. The Committee is required to make appropriate adjustments in connection with outstanding awards and the maximum number of shares that may be delivered under the Plan to reflect stock dividends, stock splits and similar events. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions, or any similar corporate transactions, or any other event if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

   NON-TRANSFERABILITY OF AWARDS. No award (other than an award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during an employee's lifetime an award requiring exercise may be exercised only by the participant (or in the event of incapacity, the person or persons legally appointed to act on the participant's behalf).

   EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, AND TERMINATION. Neither adoption of the Plan nor the grant of awards to a participant affects the Company's right to grant to such participant awards that are not subject to the Plan, to issue to such participant Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to employees.

   The Committee may at any time discontinue granting awards under the Plan. The Board may at any time or times amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any former grants of awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the Stockholders of the Company) increase the maximum number of shares available under the Plan, change the group of persons eligible to receive awards under the Plan, or extend the time within which awards may be granted. No amendment or termination of Plan may adversely affect the rights of any participant (without the participant's consent) under any award previously granted. Moreover, any amendment requiring Stockholder approval for purposes of satisfying any then applicable incentive stock option requirements under Federal tax law or the requirements of Rule 16b-3 under the Securities and Exchange Act of 1934 shall be subject to such Stockholder approval to the extent then required. Currently, the incentive stock option regulations would require Stockholder approval for an increase in the maximum number of shares issuable pursuant to incentive options under the Plan or a modification in eligibility requirements under the Plan.

   STOCK WITHHOLDING. In the case of an award under delivered, the Committee may permit the participant to elect to have the Company hold back from the shares to be delivered for delivery to the Company shares of Common Stock having a value sufficient to satisfy any Federal, state, and local withholding tax requirements.

   PAST SERVICE AS CONSIDERATION. Where a participant purchases Common Stock under an award for a price equal to the par value of the Stock, the Committee may determine that the price has been satisfied by past services rendered by the participant.

   CHANGE IN CONTROL PROVISIONS. In the event of a Change in Control as described below the Plan provides that: (a) each outstanding option and appreciation right will immediately become exercisable in full; (b) Restricted Stock will immediately become free of all restrictions and conditions; (c) conditions on other awards which relate solely to the passage of time and continued employment will be removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the Company and the participant; and (d) unless otherwise provided in the award, during the 60-day period following the Change in Control, a participant holding an option or an appreciation right will have the right to surrender all or part of his or her award to the Company and receive cash payment equal, in general, to the difference between (i) the exercise price and (in) the value of the stock determined by reference to the highest reported value of the stock in the 60-day period ending on the date of the Change in Control or, if higher, the highest price paid for the stock by certain persons described in the definition of the term Change in Control.

   Under the Plan a Change of Control of the Company is deemed to have occurred if (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (except the Company's subsidiaries and trustees of employee benefit plans holding shares) becomes the beneficial owner of 35% or more of the combined voting power of the Company's then outstanding stock excluding, however, shares held by beneficial owners of 20% or more combined voting power as of February 24, 1989; or (b) the Company stockholders approve a merger or consolidation of the Company with another company except where Company securities outstanding prior to such transaction would represent at least 65% of the voting power following such transaction, or such a transaction is implemented to effect a recapitalization of the Company and no person acquires more than 50% voting power; or (c) during any two-year period persons who constitute the Board at the beginning of such period whose election by the Board or nomination for election by the stockholders was approved by two-thirds of the Directors then in office who held office at the beginning of the period cease to constitute at least a majority of the Board; or (d) the Company's stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of all of the assets of the Company. The issue of shares of Class A Stock to Finmeccanica S.p.A. in connection with the DEA acquisition in 1994 did not constitute a change in control under the Plan.

FEDERAL INCOME TAX EFFECTS

   In general, neither the grant or the exercise of an incentive stock option will result in taxable income Company. However, option holders exercising incentive stock options may become subject to the alternative minimum tax by reason of that exercise.

   If the stock received upon the exercise of an incentive stock option is held for at least two years from the date of grant of the option and at least one year after the date of exercise, any gain or loss recognized upon the disposition of the stock will be considered long-term capital gain or loss and will be taxed accordingly. If shares received upon exercise of an incentive stock option are disposed of before the holding period requirements described above have been satisfied (a "disqualifying disposition"), the option holder will realize ordinary income and the Company will be entitled to a deduction equal in general to the difference between the option price and the value of the stock on the date of exercise. The amount of ordinary income realized on a disqualifying disposition may be limited when the stock is sold for less than its value on the exercise date. Incentive options granted to an optionee will be treated for Federal income tax purposes as non-statutory options (see below) to the extent the aggregate value (determined as of the time of grant) of the stock for which the options first become exercisable in any calendar year exceeds $100,000.

   In the case of non-statutory options, no income results upon the grant of the option. When an option holder exercises a non-statutory option, he or she will realize ordinary income, subject to withholding, equal in general to the excess of the then-fair market value of the stock over the option price. The Company will in general be entitled to a deduction equal to the amount of ordinary income realized by the optionee, provided the Company satisfies certain withholding and reporting requirements.

   Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim with respect to the remuneration paid in any year to any of the corporation's top five officers. The deduction limitation is subject to a number of important exceptions, including an exception for so-called "performance-based" compensation It is anticipated that options granted under the Plan as proposed to be amended will be eligible for an exception from the $1 million deduction limitation.

   The Internal Revenue Code also imposes a 20% additional tax, and denies a deduction, where remuneration paid in connection with a change in control exceeds specified limits. In determining whether these limits have been exceeded, options that vest upon a change in control of the Company or that are awarded within twelve months prior to the change in control may be taken into account.

   The foregoing summary is limited to Federal income tax consequences and does not purport to be a complete description of those taxes.

VOTE REQUIRED FOR APPROVAL

   Approval of the Amendment described above to the 1989 Equity Incentive Plan will require the affirmative vote of the holders of the shares of Class A Stock and Class B Stock voting together as a single class representing a majority of the votes cast on the proposal. The amendment shall become effective upon stockholder approval thereof.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 1989 EQUITY INCENTIVE PLAN.

                                    ITEM 4
                          RATIFICATION OF APPOINTMENT
                                      OF
                            INDEPENDENT ACCOUNTANTS


   The Board of Directors has appointed Ernst & Young LLP, who has acted as the Company's independent accountants since January 1, 1996, as the Company's independent accountants for fiscal year 1997, subject to approval by the stockholders. In the event the stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will consider the selection of another accounting firm to serve as the Company's independent accountants. Neither Ernst & Young nor any of its partners has any direct or indirect financial interest in or any connection (other than as independent auditor) with the Company or any subsidiary. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1997 FISCAL YEAR.


                              GENERAL INFORMATION

VOTING OF PROXIES

   Each valid proxy in the enclosed form received by the Company will be voted by the persons named therein. All shares represented by the proxy will be voted FOR the election of the Board's nominees named herein as Directors unless the stockholder specifies otherwise or authority to vote for the proposed slate of Directors or any individual Director has been withheld. If for any reason any of such nominees should not be available as a candidate for Director, the proxies will be voted for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposals to amend the Certificate of Incorporation, to amend the 1989 Equity Incentive Plan, and to ratify the appointment of Ernst & Young LLP as the Company's independent accountants, all shares represented by a proxy will be voted FOR such proposal, unless the proxy specifies that it should be voted against a proposal or not voted at all. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

   Consistent with Delaware law and under the Company's by-laws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Board of Directors to act as Judges of Election for the meeting.

   The three nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. The affirmative vote of a majority of the votes of Class A Stock entitled to be cast on the matter and the affirmative vote of a majority of the votes of Class A Stock and Class B Stock voting together entitled to be cast on the matter is necessary to approve the action proposed in Item 2, and a majority of the votes properly cast on the matter is necessary to approve the actions proposed in Items 3 and 4, as well as any other matter which comes before the Annual Meeting, except where applicable law or the Company's Certificate of Incorporation or by-laws require otherwise.

   The Judges of Election will count the total number of votes cast FOR approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

FOR SAVINGS AND RETIREMENT PLAN AND ESOP PARTICIPANTS

   For participants in the Brown & Sharpe Savings and Retirement Plan and the Brown & Sharpe Savings and Retirement Plan for Management Employees (together the "SARP"), the accompanying proxy card indicates the number of shares of Class A Stock and Class B Stock held in your participant's account under the symbols SPA and SPB, respectively. When a participant proxy card is returned properly signed, Putnam Fiduciary Trust Company ("Putnam Trust"), the Trustee of the shares of Class A and Class B Stock held in the SARP, will vote the participant's shares held in the SARP in the manner directed by the participant, or if the participant makes no directions, Putnam Trust will vote the participant's shares on those matters presented to the stockholders in proportion to instructions received from all participants voting.

   For participants in the Brown & Sharpe Employee Stock Ownership and Profit Participation Plan (the "ESOP") the accompanying proxy card indicates the number of shares of Class A Stock and Class B Stock held in the ESOP and allocated to the participant's account under the symbols ESA and ESB, respectively. When an ESOP participant's proxy card is returned properly signed, Putnam Trust, the ESOP record keeper will tabulate and report the aggregate voting instructions received to the ESOP Trustees, Messrs. Frank T. Curtin, Charles A. Junkunc, and Robert D. Batting, (the "ESOP Trustees") who will then vote the aggregate ESOP shares voted in the manner directed by ESOP participants on the matters presented to the stockholders. The ESOP Trustees will vote ESOP shares for which no instructions are received from ESOP participants on the matters presented in proportion to instructions received from ESOP participants voting. All individual voting instructions of participants in the SARP and ESOP will be held in confidence.

SOLICITATION OF PROXIES

   The entire expense of solicitation of proxies will be borne by the Company. The Company has retained Corporate Investor Communications Inc. of Carlstadt, New Jersey , a proxy soliciting organization to solicit management proxies for the Annual Meeting, whose fees for such services are estimated to be $5,500, plus reasonable out-of-pocket expense reimbursement. In addition to the foregoing solicitation, Directors, officers, and employees of the Company may solicit in person, by telephone, facsimile, or telegram. The Company will reimburse persons holding stock for others in their names or in nominee names for their reasonable expenses in sending soliciting material to the beneficial owners of common stock.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

   All stockholder proposals intended to be submitted at the Company's 1998 Annual Meeting must be received by the Secretary of the Company on or before November 20, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials.

IMPORTANT NOTICE

   No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date, and return the accompanying Proxy in the enclosed, post-paid envelope at your earliest convenience.

                                             By Order of the Board of Directors,

                                             /s/James W. Hayes, III

                                             James W. Hayes, III
                                             Secretary

North Kingstown, Rhode Island 02852
March 24, 1997

                                DETACH HERE                               BRO F

                     BROWN & SHARPE MANUFACTURING COMPANY
            PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                APRIL 25, 1997


        The undersigned appoints each of John M. Nelson, Henry D. Sharpe, III and Howard K. Fuguet proxies with power of substitution to vote for the undersigned at the Annual Meeting of Stockholders called for Friday, April
P   25, 1997, at 10:00 A.M., at Precision Park, 200 Frenchtown
    Road, North Kingstown, Rhode Island, and at any adjournments, all shares of
R stock which the undersigned would be entitled to vote if present in accordance with their judgment upon any matters that may properly come
O   before said meeting and to vote as specified on the reverse.

X       A majority of the proxies present and acting at the meeting in person or by substitute (or if only one shall be so present, then that one) shall have
Y and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement pertaining to the aforesaid meeting and a copy of the Company's Annual Report for the year ended December 31, 1996.

    YOUR SHAREHOLDINGS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK ON THE BACK ARE DESIGNATED "CLA" AND "CLB" RESPECTIVELY, AND FOR PARTICIPANTS IN THE COMPANY SAVINGS AND RETIREMENT PLANS AND ESOP ARE DESIGNATED "SPA" AND "SPB", AND "ESA" AND "ESB" RESPECTIVELY.

    TO APPROVE THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN AND DATE THE BACK. YOU NEED NOT MARK ANY BOXES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  SEE REVERSE
                                     SIDE

                                  DETACH HERE                              BRO F

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE

1. Election of Directors: To fix the number of Directors at nine and to elect three Directors as set forth in the Proxy Statement. Class A Stock may be voted for Messrs. Hammerly, Curtin and Tregurtha and Class B Stock may be voted only for Messrs. Curtin and Tregurtha as indicated below. Holders of Class A Stock and Class B Stock who wish to provide instructions should vote in the space indicated below.


             CLASS A STOCK:                        CLASS B STOCK:
         Hammerly, Curtin and Tregurtha         Curtin and Tregurtha
                       WITHHELD                                     WITHHELD
    FOR                  FROM                   FOR                  FROM
    ALL                   ALL                   ALL                   ALL
  NOMINEES [_]         NOMINEES [_]           NOMINEES [_]         NOMINEES [_]

For, except vote withheld from                For, except vote withheld from
nominee(s) below:                             nominee(s) below:
[_]                                           [_]

2. To approve the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock (including the Class A Stock).

        FOR                 AGAINST                 ABSTAIN
        [_]                  [_]                      [_]


3. To approve the  proposal to amend the 1989 Equity Incentive Plan.

        FOR                 AGAINST                 ABSTAIN
        [_]                  [_]                      [_]

4. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES INDICATED AND FOR PROPOSALS 2, 3 AND 4:

Note: When signing as Executor, Administrator, Trustee, Guardian, etc., add full title. (Sign exactly as name appears on this card)


Signature:_______________________ Date:_________


Signature:_______________________ Date:_________